Exhibit 4.1


March  27,  2002

Richard  Verdiramo
Interactive  Multimedia  Network
3163  Kennedy  Boulevard
Jersey  City,  New  Jersey  07306

Dear  Richard:

     The purpose of this letter is to confirm the engagement of DGM PARTNERS, Inc. ("DGM PARTNERS") to provide business management services for Interactive Multimedia Network, Inc. (the "Company"). The terms pursuant to which DGM PARTNERS is to assist and advise the Company are:

1. Services. The Company hereby engages DGM PARTNERS to provide engineering management services. Such services of DGM PARTNERS may include business consulting, advisory services and such other similar matters as to which the DGM PARTNERS may, from time to time, be asked to consult by the Company including their expertise for the purchase of electronics.

2. Information. In connection with DGM PARTNERS' activities on the Company's behalf, the Company will furnish DGM PARTNERS with all information that it may reasonably request and provide DGM PARTNERS reasonable access to Company officers, directors, accountants and counsel.

3. Compensation. In consideration of DGM PARTNERS' services, DGM PARTNERS shall be entitled to receive, and the Company hereby agrees to pay DGM PARTNERS a consulting fee equal to 400,000 shares of IMNI stock, to be registered pursuant to a registration statement of Form S-8. Such shares shall be payable at a rate up to 100,000 shares per month.

4.     Termination.   The  Company  may  terminate  this  Agreement  on 30 days'
written  notice.

5. Governing Law/Resolution of Disputes. The validity and interpretation of the Agreement shall be governed by the law of the State of Florida applicable to agreements made to be fully performed therein. DGM PARTNERS and the Company will attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation. If those attempts fail, then the dispute will be mediated by a mutually acceptable mediator to be chosen by DGM PARTNERS and the Company within 15 days after written notice from either party demanding mediation. Neither party may unreasonably withhold consent to selection of a mediator, and the parties will share the costs of the mediation equally. Any dispute which the parties cannot resolve through negotiation or mediation within six months of the date of the initial demand for it by one of the parties may then be submitted to binding arbitration under the rules of the American Arbitration Association for resolution. The use of mediation will not be construed under the doctrine of latches, waiver or estoppel to affect adversely the rights of either party. Nothing in this paragraph will prevent either party from resorting to judicial proceedings if (a) good faith efforts to resolve the dispute under these procedures have been unsuccessful or (b) interim relief from a court is necessary to prevent serious and irreparable injury.






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6.     Successors  and  Assigns.   The benefits of this Agreement shall inure to
the respective successors and assigns of the parties hereto, their successors, assigns and representatives, and the obligations and liabilities assumed in this agreement by the parties shall be binding upon their respective successors and assigns; provided, that the rights and obligations of the Company under this Agreement may not be assigned without the prior written consent of DGM
PARTNERS  and  any other  purported  assignment  shall  be  null  and void.  DGM
PARTNERS may assign this Agreement to an affiliate without the Company's consent.

7. Miscellaneous. The Company represents hereby that it is a sophisticated business enterprise that has retained DGM PARTNERS for the limited purposes set forth in this letter, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. Each party disclaims an intention to impose fiduciary obligations on the other by virtue
of  the   engagement contemplated  by  this  letter.

If the foregoing is acceptable, please sign a copy of this letter in the space provided below and return the copy to the undersigned.

Very  truly  yours,

DGM  PARTNERS,  Inc.

By:  _________________________________
Morton  Hanan,  President

Confirmed  and  Agreed:

Interactive  Multimedia  Network,  Inc.

By:  _________________________________
Richard  J.  Verdiramo,  President





























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